Exhibit 99.1

SUNCOKE ENERGY, INC. REPORTS SECOND QUARTER 2012 RESULTS

•	Net income attributable to shareholders was $22.7 million, or $0.32 per share, in second quarter 2012

•

Adjusted EBITDA increased 74 percent to $65.5 million in second quarter 2012, driven by the contribution of our new Middletown, Ohio facility and continued strong performance of our U.S. cokemaking business

•

Adjusted EBITDA per ton in our U.S. cokemaking business (inclusive of Jewell Coke and Other Domestic Coke segments) increased to $57 per ton in second quarter 2012 compared with $39 per ton in second quarter 2011

•	Coal Mining Adjusted EBITDA declined $2.2 million from second quarter 2011 to $9.3 million in the second quarter 2012 due to weak results in our hi-volatile and thermal coal operations

Lisle, IL (July 26, 2012) – SunCoke Energy, Inc. (NYSE: SXC) today reported second quarter 2012 net income attributable to shareholders of $22.7 million, up slightly from $22.5 million in second quarter 2011.

“Our U.S. cokemaking business delivered another strong quarter,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “The successful startup of our Middletown, Ohio facility, sustained improvement at Indiana Harbor and the continued strong performance of our other U.S cokemaking facilities were key drivers of the nearly $28 million increase in Adjusted EBITDA we achieved in the second quarter. While our coal business remains challenging, we made progress improving our mining productivity and lowering costs versus first quarter 2012. We believe we will successfully navigate the difficult current coal environment and expect to manage our coal business to be cash neutral in 2012.”

Henderson continued, “For full year 2012, we continue to expect to deliver between $250 million and $280 million in Adjusted EBITDA. We’ve updated our 2012 outlook for capital expenditures and free cash flow. We now expect 2012 capital expenditures to be about $85 million and free cash flow to be in excess of $100 million.”

SunCoke Energy, Inc.

Second Quarter 2012 Earnings

CONSOLIDATED RESULTS

	Three months ended June 30,
(In millions, except per share data)	2012	2011	Increase
Total Revenues	$460.9	$377.9	$83.0
Operating Income	$42.8	$21.5	$21.3
Adjusted EBITDA(1)	$65.5	$37.7	$27.8
Net Income Attributable to Shareholders	$22.7	$22.5	$0.2
Net Income Per Share - Diluted	$0.32	$0.32	$—

(1)	See definitions of Adjusted EBITDA and reconciliations elsewhere in this release.

In second quarter 2012, total revenues rose 22 percent to $460.9 million versus second quarter 2011, primarily driven by sales at our Middletown facility and the pass-through of higher coal costs in our Jewell Coke segment. Our Middletown facility contributed $72.0 million to the increase in revenues in the second quarter.

The increases in operating income and Adjusted EBITDA, which grew 99 percent and 74 percent, respectively, versus second quarter 2011 reflect the contribution of our Middletown facility, improvement at our Indiana Harbor facility and continued strong performance in our Other Domestic Coke and Jewell Coke segments. This was partly offset by our Coal Mining segment due to weak results in our hi-volatile and thermal coal operations.

The slight increase in net income attributable to shareholders reflects strong operating performance offset by higher financing costs related to our standalone company capital structure as compared to second quarter 2011 when SunCoke was still owned by Sunoco, Inc.

SEGMENT RESULTS

Jewell Coke

The Jewell Coke segment consists of our cokemaking operations in Vansant, Virginia. Substantially all of the metallurgical coal used at our Jewell cokemaking facility is supplied from our coal mining operations. Beginning in first quarter 2012, the intersegment coal costs charged to the Jewell Coke segment are reflective of the contract price Jewell Coke charges its customer. Prior year periods have been adjusted to reflect this change.

	Three months ended June 30,
(In millions, except per ton amounts)	2012	2011	Increase
Segment Revenues	$68.5	$62.1	$6.4
Adjusted EBITDA(1)	$12.5	$10.6	$1.9
Sales Volumes (in thousands of tons)	170	170	—
Adjusted EBITDA per Ton(1)	$73.53	$62.35	$11.18

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations elsewhere in this release.

•	The increase in segment revenues in second quarter 2012 primarily reflects the pass-through of higher coal costs.

SunCoke Energy, Inc.

Second Quarter 2012 Earnings

•

Adjusted EBITDA benefited by $1.2 million in second quarter 2012 as a result of higher coal and operating cost recovery. In addition, lower selling, general and administrative expenses contributed to the increase in Adjusted EBITDA.

Other Domestic Coke

Other Domestic Coke consists of cokemaking facilities and heat recovery operations at the Indiana Harbor, Haverhill, Granite City and Middletown plants. The Middletown cokemaking facility began operations in October 2011. On September 30, 2011, we increased our ownership interest in the partnership that owns the Indiana Harbor cokemaking facility from 66 percent to 85 percent by acquiring the interest held by one of the unaffiliated third-party partners.

	Three months ended June 30,
(In millions, except per ton amounts)	2012	2011	Increase
Segment Revenues(2)	$373.0	$299.8	$73.2
Adjusted EBITDA(1)(2)	$48.6	$25.3	$23.3
Sales Volumes (in thousands of tons)	904	757	147
Adjusted EBITDA per Ton(1)	$53.76	$33.42	$20.34

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations elsewhere in this release.
(2)	Excludes income (loss) attributable to noncontrolling investors in Indiana Harbor.

•

Our Middletown facility contributed $72.0 million to the increase in segment revenues and $14.0 million to the increase in Adjusted EBITDA in second quarter 2012. Middletown’s Adjusted EBITDA contribution is net of approximately $1.5 million in higher costs and lower than expected coal-to-coke yield performance.

•

Excluding the Middletown facility, Adjusted EBITDA increased $9.3 million on improved operating results. Coal cost recovery increased by $5.8 million driven by significant coal-to-coke yield improvements at our Indiana Harbor and Granite City facilities. Operating cost recovery increased $5.3 million due to lower spending at our Granite City and Indiana Harbor facilities.

•	Partly offsetting these improvements were $1.8 million of higher selling, general and administrative expenses primarily related to higher legal costs.

International Coke

International Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for a Brazilian affiliate of ArcelorMittal. International Coke earns operating and technology licensing fees based on production, and recognizes a dividend on its preferred stock investment, generally in the fourth quarter, assuming certain minimum production levels are achieved at the facility.

•	Segment Adjusted EBITDA declined $0.1 million to $0.7 million primarily due to lower volumes and higher legal costs partly offset by higher operating cost recovery.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia. A substantial portion of the metallurgical coal produced by our coal mining operations is sold to our Jewell Coke segment for conversion into metallurgical coke. Beginning in first quarter 2012, intersegment coal revenues for sales to the Jewell Coke segment are reflective of the contract price Jewell Coke charges its customer. Prior year periods have been adjusted to reflect this change.

SunCoke Energy, Inc.

Second Quarter 2012 Earnings

	Three months ended June 30,
(In millions, except per ton amounts)	2012	2011	Increase/ (Decrease)
Total Segment Revenues (including sales to affiliates)	$60.8	$51.9	$8.9
Segment Revenues (excluding sales to affiliates)	$10.2	$5.7	$4.5
Adjusted EBITDA(1)	$9.3	$11.5	$(2.2)
Coal Production	401	340	61
Sales Volumes (in thousands of tons)(2)	365	334	31
Sales Price per ton (excludes transportation costs)(3)	$166.73	$161.79	$4.94
Adjusted EBITDA per Ton(1)	$25.48	$34.43	$(8.95)

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations elsewhere in this release.
(2)	Includes production from Company and contract-operated mines.
(3)	Includes sales to affiliates.

•

Coal Mining segment revenues (excluding sales to affiliates) benefited from higher sale prices for our mid-volatile coal and increased volumes from our mining venture with Revelation Energy, partly offset by lower volumes and prices of our hi-volatile and thermal coal sales.

•

Adjusted EBITDA decreased in second quarter 2012 due to higher coal cash production costs and lower sales of hi-volatile and thermal coal, partly offset by higher sales of mid-volatile coal. Coal cash production costs per ton increased over the prior year due to a change in the mix of coal produced. Specifically, hi-volatile and thermal coals, which are generally mined at a lower cost per ton than mid-volatile coal, represented a smaller portion of sales and production in second quarter 2012 than in the same prior year period.

Corporate and Other

Corporate expenses decreased by $4.9 million to $5.6 million in second quarter 2012 reflecting a favorable comparison to second quarter 2011, which included $4.0 million of relocation costs. In addition, lower charges from Sunoco and higher segment allocations partly offset by increased stock-based compensation expense and headcount also contributed to the decline in corporate costs.

Financing (Expense)/Income

Net financing expense was $11.8 million for second quarter 2012 as compared with net financing income of $4.5 million in second quarter 2011. This change is primarily due to $12 million of interest expense associated with the issuance of debt in connection with becoming a standalone company and a net decrease of $4.0 million in interest income received from affiliates.

COMBINED CASH FLOWS AND FINANCIAL POSITION

Cash Flows

Net cash provided by operating activities rose $70.3 million to $86.7 million in first half 2012, driven by the contribution to earnings of our Middletown operations and decreases in working capital and favorable comparisons to first half 2011, which included costs associated with the purchase of third-party coke to meet projected production shortfalls.

SunCoke Energy, Inc.

Second Quarter 2012 Earnings

Capital expenditures were $20.7 million for first half 2012, a decrease of $107.3 million as compared with first half 2011. In first half 2011, capital expenditures of $128.0 million included $103.9 million related to the construction of our Middletown facility.

Capital expenditures and investments in 2012 are now expected to be about $85 million, instead of the $100 million previously indicated. This lower capital expenditure outlook has positive implications for expected free cash flow in 2012 (defined as cash provided by operations less cash used in investing activities less cash distributions to noncontrolling interests), which is now expected to be in excess of $100 million.

2012 OUTLOOK

The following summarizes the Company’s 2012 guidance:

•	Earnings per share (assuming a 22 percent tax rate) is expected to be between $1.30 and $1.65

•	Full year 2012 Adjusted EBITDA is projected to be between $250 million and $280 million

•	Capital expenditures and investments are anticipated to be approximately $85 million

•	Domestic coke production is expected to be in excess of 4.3 million tons

•	Coal production is projected to be approximately 1.6 million tons

•	Free cash flow is expected to be in excess of $100 million

•	The effective tax rate for the full year 2012 is expected to be between 20 percent and 24 percent, and the cash tax rate is expected to be between 10 percent and 15 percent

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for sales discounts and the deduction of income attributable to noncontrolling interests in our Indiana Harbor cokemaking operations. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuels tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit which is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also reflects the deduction of income attributable to noncontrolling interests in our Indiana Harbor cokemaking operations. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under United States generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the Company’s net assets and is indicative of the Company’s ability to generate cash from operations. See the tables (unaudited) at the end of this release for reconciliations of net income to Adjusted EBITDA.

•	Adjusted EBITDA per Ton represents Adjusted EBITDA divided by tons sold.

•

Free Cash Flow equals cash from operations less cash used in investing activities less cash distributions to noncontrolling interests. Management believes Free Cash Flow information enhances an investor’s understanding of a business’ ability to generate cash. Free Cash Flow does not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under GAAP and may not be comparable to other similarly titled measures of other businesses.

SunCoke Energy, Inc.

Second Quarter 2012 Earnings

RELATED COMMUNICATIONS

The Company will host an investor conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.suncoke.com. Participants can listen in by dialing 1-800-471-6718 (domestic) or 1-630-691-2735 (international) and referencing confirmation 32807717. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for seven days by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 32807717#.

UPCOMING ITEMS

SunCoke will participate in the following investor conferences:

•	Goldman Sachs Chicago Small Cap One-on-One Summit on August 1, 2012 in Chicago, IL

•	Barclays 2012 CEO Energy/Power Conference on September 5, 2012 in New York, NY

•	KeyBanc Basic Materials Conference on September 11, 2012 in Boston, MA

•	Credit Suisse Global Credit Products Conference on October 4-5, 2012 in Miami Beach, FL

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of metallurgical coke in the Americas, with about 50 years of experience supplying coke to the integrated steel industry. Our advanced, heat recovery cokemaking process produces high-quality coke for use in steelmaking, captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our cokemaking facilities are located in Virginia, Indiana, Ohio, Illinois and Vitoria, Brazil, and our coal mining operations, which have more than 114 million tons of proven and probable reserves, are located in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such forward-looking statements are based on management’s beliefs and assumptions and on information currently available. You should not put undue reliance on any forward-looking statements. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward looking terminology such as the words “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements involve risks, uncertainties and assumptions.

Risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements include economic, business, competitive and/or regulatory factors affecting the Company’s business, as well as uncertainties related to the outcomes of pending or future litigation, legislation, or regulatory actions. Among such risks are: changes in levels of production, production capacity, pricing and/or margins for metallurgical coal and coke; variation in availability, quality and supply of metallurgical coal used in the cokemaking process, including as a result of non-performance by our suppliers; changes in the marketplace that may affect supply and demand for our metallurgical coal and/or coke products, including increased exports of coke from China related to reduced export duties and export quotas and increasing competition from alternative steelmaking and cokemaking technologies that have the potential to reduce or eliminate the use of metallurgical coke; our dependence on, and relationships with, and other conditions affecting, our customers; severe financial hardship or bankruptcy of one of more of our major customers, or the occurrence of a customer default and other events affecting our ability to collect payments from our customers; volatility and cyclical downturns in the carbon steel industry and other industries in which

SunCoke Energy, Inc.

Second Quarter 2012 Earnings

our customers operate; our ability to enter into new, or renew existing, long-term agreements upon favorable terms for the supply of metallurgical coke to domestic and/or foreign steel producers; our ability to develop, design, permit, construct, start up or operate new cokemaking facilities in the U.S.; our ability to successfully implement our international growth strategy; our ability to consummate investments under favorable terms, including with respect to existing cokemaking facilities, which may utilize by-product technology, in the U.S. and Canada, and integrate them into our existing businesses and have them perform at anticipated levels; the timing and structure of the planned MLP may change; unanticipated developments may delay or negatively impact the planned MLP; receipt of regulatory approvals and compliance with contractual obligations required in connection with the planned MLP; the impact of the planned MLP on our relationships with our employees, customers and vendors and our credit rating and cost of funds; changes in market conditions; future opportunities that our Board of Directors may determine present greater potential value to stockholders than the planned MLP; age of, and changes in the reliability, efficiency and capacity of the various equipment and operating facilities used in our coal mining and/or cokemaking operations, and in the operations of our major customers, business partners and/or suppliers; changes in the expected operating levels of our assets; our ability to meet minimum volume requirements, coal-to-coke yield standards and coke quality requirements in our coke sales agreements; changes in the level of capital expenditures or operating expenses, including any changes in the level of environmental capital, operating or remediation expenditures; our ability to service our outstanding indebtedness; our ability to comply with the restrictions imposed by our financing arrangements; nonperformance or force majeure by, or disputes with or changes in contract terms with, major customers, suppliers, dealers, distributors or other business partners; availability of skilled employees for our coal mining and/or cokemaking operations, and other workplace factors; effects of railroad, barge, truck and other transportation performance and costs, including any transportation disruptions; effects of adverse events relating to the operation of our facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions); our ability to enter into joint ventures and other similar arrangements under favorable terms; changes in the availability and cost of equity and debt financing; impact on our liquidity and ability to raise capital as a result of changes in the credit ratings assigned to our indebtedness; changes in credit terms required by our suppliers; risks related to labor relations and workplace safety; changes in, or new, statutes, regulations, governmental policies and taxes, or their interpretations, including those relating to the environment and global warming; the existence of hazardous substances or other environmental contamination on property owned or used by us; the availability of future permits authorizing the disposition of certain mining waste; claims of our noncompliance with any statutory and regulatory requirements; changes in the status of, or initiation of new litigation, arbitration, or other proceedings to which we are a party or liability resulting from such litigation, arbitration, or other proceedings; historical combined and consolidated financial data may not be reliable indicator of future results; effects resulting from our separation from Sunoco, Inc.; incremental costs as a stand-alone public company; our substantial indebtedness; certain covenants in our debt documents; our ability to secure new coal supply agreements or to renew existing coal supply agreements; our ability to acquire or develop coal reserves in an economically feasible manner; defects in title or the loss of one or more mineral leasehold interests; disruptions in the quantities of coal produced by our contract mine operators; our ability to obtain and renew mining permits, and the availability and cost of surety bonds needed in our coal mining operations; changes in product specifications for either the coal or coke that we produce; changes in insurance markets impacting costs and the level and types of coverage available, and the financial ability of our insurers to meet their obligations; changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories, leases and/or pensions; changes in financial markets impacting pension expense and funding requirements; the accuracy of our estimates of reclamation and other mine closure obligations; and effects of geologic conditions, weather, natural disasters and other inherent risks beyond our control. Unpredictable or unknown factors not disclosed in this release also could have material adverse effects on forward-looking statements.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke Energy has included in its filings with the Securities and Exchange Commission cautionary

SunCoke Energy, Inc.

Second Quarter 2012 Earnings

language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke Energy. For more information concerning these factors, see SunCoke Energy’s Securities and Exchange Commission filings. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. SunCoke Energy does not have any intention or obligation to update any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events, after the date of this press release except as required by applicable law.

###

SunCoke Energy, Inc.

Combined and Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2012	2011	2012	2011
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$460.7	$377.6	$941.3	$710.6
Other income, net	0.2	0.3	0.9	0.7

Total revenues	460.9	377.9	942.2	711.3

Costs and operating expenses
Cost of products sold and operating expenses	377.4	319.1	785.7	600.5
Loss on firm purchase commitments	—	—	—	18.5
Selling, general and administrative expenses	20.5	22.6	41.2	38.8
Depreciation, depletion and amortization	20.2	14.7	38.6	27.7

Total costs and operating expenses	418.1	356.4	865.5	685.5

Operating income	42.8	21.5	76.7	25.8

Interest income—affiliate	—	5.7	—	11.4
Interest income	0.2	0.1	0.3	0.1
Interest cost—affiliate	—	(1.7)	—	(3.2)
Interest cost	(12.0)	—	(24.1)	—
Capitalized interest	—	0.4	—	0.7

Total financing (expense) income, net	(11.8)	4.5	(23.8)	9.0

Income before income tax expense	31.0	26.0	52.9	34.8
Income tax expense	7.0	1.9	12.3	5.0

Net income	24.0	24.1	40.6	29.8
Less: Net income (loss) income attributable to noncontrolling interests	1.3	1.6	1.0	(4.6)

Net income attributable to SunCoke Energy, Inc. / net parent investment	$22.7	$22.5	$39.6	$34.4

Earnings attributable to SunCoke Energy, Inc. / net parent investment per common share:
Basic	$0.32	$0.32	$0.56	$0.49
Diluted	$0.32	$0.32	$0.56	$0.49
Weighted average common shares outstanding:
Basic	70.0	70.0	70.0	70.0
Diluted	70.3	70.0	70.3	70.0

SunCoke Energy, Inc.

Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(Unaudited)
	(Dollars in millions, except per share amounts)
Assets
Cash and cash equivalents	$190.0	$127.5
Accounts receivable	53.5	66.2
Inventories	206.5	219.7
Deferred income taxes	0.8	0.6

Total current assets	450.8	414.0

Investment in Brazilian cokemaking operations	41.0	41.0
Properties, plants and equipment, net	1,379.2	1,391.8
Lease and mineral rights, net	52.7	53.2
Goodwill	9.4	9.4
Deferred charges and other assets	37.1	32.4

Total assets	$1,970.2	$1,941.8

Liabilities and Equity
Accounts payable	$154.6	$181.9
Current portion of long-term debt	3.3	3.3
Accrued liabilities	75.0	69.8
Interest payable	15.6	15.9
Taxes payable	11.4	10.6

Total current liabilities	259.9	281.5

Long-term debt	721.6	723.1
Accrual for black lung benefits	33.5	33.5
Retirement benefit liabilities	51.5	50.6
Deferred income taxes	335.3	261.1
Asset retirement obligations	14.0	12.5
Other deferred credits and liabilities	19.0	19.6
Commitments and contingent liabilities

Total liabilities	1,434.8	1,381.9

Equity
Preferred stock, $0.01 par value.	—	—
Common stock, $0.01 par value.	0.7	0.7
Treasury stock, 299,617 shares at June 30, 2012 and no shares at December 31, 2011	(4.4)	—
Additional paid-in capital	452.4	511.3
Accumulated other comprehensive loss	(8.3)	(6.5)
Retained earnings	59.6	20.0

Total SunCoke Energy, Inc. stockholders’ equity	500.0	525.5
Noncontrolling interests	35.4	34.4

Total equity	535.4	559.9

Total liabilities and equity	$1,970.2	$1,941.8

SunCoke Energy, Inc.

Combined and Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30
	2012	2011
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$40.6	$29.8
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on firm purchase commitments	—	18.5
Depreciation, depletion and amortization	38.6	27.6
Deferred income tax expense	10.0	5.1
Payments less than (in excess of) expense for retirement plans	1.0	(0.2)
Share-based compensation expense	3.5	—
Changes in working capital pertaining to operating activities:
Accounts receivable	12.7	(23.8)
Inventories	9.7	(34.5)
Accounts payable and accrued liabilities	(22.1)	(5.1)
Interest payable	(0.3)	—
Taxes payable	0.3	2.3
Other	(7.3)	(3.3)

Net cash provided by operating activities	86.7	16.4

Cash Flows from Investing Activities:
Capital expenditures	(20.7)	(128.0)
Acquisition of business, net of cash received	—	(37.5)

Net cash used in investing activities	(20.7)	(165.5)

Cash Flows from Financing Activities:
Repayment of long-term debt	(1.7)	—
Proceeds from exercise of stock options	2.6	—
Repurchase of common stock	(4.4)	—
Increase in advances from affiliate	—	144.7
Repayments of notes payable assumed in acquisition	—	(2.3)
Increase in payable to affiliate	—	(1.7)
Cash distributions to noncontrolling interests in cokemaking operations	—	(1.2)

Net cash (used in) provided by financing activities	(3.5)	139.5

Net increase (decrease) in cash and cash equivalents	62.5	(9.6)
Cash and cash equivalents at beginning of period	127.5	40.1

Cash and cash equivalents at end of period	$190.0	$30.5

Segment Financial and Operating Data

The following tables set forth the sales and other operating revenues and Adjusted EBITDA of our segments and operating data for the three and six months ended June 30, 2012 and 2011:

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2012	2011	2012	2011
	(Dollars in millions)
Sales and other operating revenues:
Jewell Coke	$68.5	$62.1	$142.6	$126.1
Other Domestic Coke	373.0	299.8	751.1	547.3
International Coke	9.0	10.0	19.0	19.7
Coal Mining	10.2	5.7	28.6	17.5
Coal Mining intersegment sales	50.6	46.2	96.3	85.0
Elimination of intersegment sales	(50.6)	(46.2)	(96.3)	(85.0)

Total	$460.7	$377.6	$941.3	$710.6

Adjusted EBITDA (1):
Jewell Coke	$12.5	$10.6	$27.5	$21.6
Other Domestic Coke	48.6	25.3	88.7	33.8
International Coke	0.7	0.8	0.8	1.8
Coal Mining	9.3	11.5	16.7	23.8
Corporate and Other	(5.6)	(10.5)	(12.4)	(16.7)

Total	$65.5	$37.7	$121.3	$64.3

Coke Operating Data:
Capacity utilization (%)
Jewell Coke	98	99	98	98
Other Domestic Coke	105	100	104	97

Total	104	100	103	97
Coke production volumes (thousands of tons):
Jewell Coke	176	177	350	351
Other Domestic Coke(2)	919	745	1,813	1,432

Total	1,095	922	2,163	1,783
International Coke production—operated facility (thousands of tons)	302	412	660	776
Coke sales volumes (thousands of tons):
Jewell Coke	170	170	356	345
Other Domestic Coke(3)	904	757	1,796	1,454

Total	1,074	927	2,152	1,799

Coal Operating Data(4):
Coal sales volumes (thousands of tons):
Internal use	285	293	540	593
Third parties	80	41	198	127

Total	365	334	738	720

Coal production (thousands of tons)	401	340	776	675
Purchased coal (thousands of tons)	4	24	23	75
Coal sales price per ton (excludes transportation costs)(5)	$166.73	$161.79	$169.05	$156.40
Coal cash production cost per ton(6)	$136.69	$126.29	$143.38	$121.09
Purchased coal cost per ton(7)	$140.60	$84.66	$80.81	$117.53
Total coal production cost per ton(8)	$147.81	$131.33	$153.24	$128.41

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP at the end of this release.

(2)	Includes Middletown production volumes of 153 thousand and 295 thousand tons for the three and six months ended June 30, 2012, respectively.
(3)	Excludes 1 thousand and 27 thousand tons of consigned coke sales in the three and six months ended June 30, 2012, respectively. Includes Middletown sales volumes of 149 thousand and 291 thousand tons for the three and six months ended June 30, 2012, respectively.
(4)	Includes production from Company and contract-operated mines.
(5)	Includes sales to affiliates.
(6)	Mining and preparation costs, excluding depreciation, depletion and amortization, divided by coal production volume.
(7)	Costs of purchased raw coal divided by purchased coal volume.
(8)	Cost of mining and preparation costs, purchased raw coal costs, and depreciation, depletion and amortization divided by coal sales volume. Depreciation, depletion and amortization per ton were $11.79 and $9.50 for the three months ended June 30, 2012 and 2011, respectively, and $11.33 and $8.19 for the six months ended June 30, 2012 and 2011, respectively.

SunCoke Energy, Inc.

Reconciliations of Adjusted EBITDA to Net Income

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(Dollars in millions)
Adjusted EBITDA	$65.5	$37.7	$121.3	$64.2
Subtract: Depreciation, depletion and amortization	20.2	14.7	38.6	27.6
Subtract (Add): Financing expense (income), net	11.8	(4.5)	23.8	(9.0)
Subtract: Income tax expense	7.0	1.9	12.3	5.0
Subtract: Sales discount provided to customers due to sharing of nonconventional fuels tax credits	3.8	3.1	7.0	6.3
Subtract (Add) : Net loss (income) attributable to noncontrolling interest	(1.3)	(1.6)	(1.0)	4.6

Net income	$24.0	$24.1	$40.6	$29.7

Reconciliation of Estimated 2012 Adjusted EBITDA to Net Income

(Dollars in millions)	Low (Estimated)	High (Estimated)
Estimated 2012 Net Income	$98	$122
Depreciation, depletion and amortization	74	72
Total financing costs, net	48	46
Income tax expense	25	37

Estimated 2012 EBITDA	$245	$277

Sales discounts	11	10
Noncontrolling interests	(6)	(7)

Estimated 2012 Adjusted EBITDA	$250	$280

Reconciliation of 2012 Estimated Free Cash Flow

(Dollars in millions)		2012 (Estimated)
Estimated Cash Provided by Operations	In excess of	$189

Estimated cash used in investing activities	Approx.	(85)
Estimated distribution to noncontrolling interests	Approx.	(4)

Estimated Free Cash Flow	In excess of	$100